The Common Stock Purchase Agreement (the "Agreement") made and entered into as of the 31st day of July, 2003, between SuperiorClean, Inc., a Nevada corporation ("Buyer" or "Superior") and Megola Inc., an Ontario Canada corporation ("Seller" or "Megola") is hereby amended to replace Article 2 in its entirety as follows:


2.1 Purchase and Sale. Subject to all the terms and conditions of this Agreement, at the Closing, the Seller agrees to receive from the Buyer, and Buyer agree to issue to the shareholders of the Seller (a "Shareholder") 13,389,593 Shares of Common Stock of the Buyer ("Buyer Shares") (the "Share Consideration") in exchange for the transfer of all the issued and outstanding shares of the Common Stock of the Seller ("Seller's Shares") to the Buyer.

2.2  Other Consideration.

Cash Consideration

$250,000 consideration with a payment schedule made as follows

*    $10,000 deposit paid July 8, 2003
*    $40,000 paid July 14th, 2003
*    $50,000 paid July 21th, 2003
*    $75,000 paid July 31st, 2003
* $75,000 payment will be made by wire transfer upon an NASD market maker submitting an application to change the SUCN ticker symbol or 120 days from July 8, 2003, whichever is sooner

ALL OF WHICH CASH CONSIDERATION, IS NON-REFUNDABLE ( see exception below) after payment of the $50,000 second payment set forth above and any and all of which may be used  at  any  time  to satisfy  debts  and  obligations  of
Superior and/or redeem shares held by shareholders of Superior. These cash funds shall be paid by Megola on the dates set forth above in funds immediately available by wire transfer to an account or accounts designated by Superior. However, following the $50,000 second payment, Superior agrees not to negotiate a similar transaction with any other party until August 7, 2003. If the Parties have not executed a definitive agreement by August 22, 2003, Superior shall be free to pursue other acquisition opportunities without liability or obligation to Megola. If Superior executes a letter of intent or agreement for a similar transaction with another party within the specified period, any monies paid
by Megola   will be  refunded back.

Note Consideration

Megola shall execute two promissory notes to Superior or its assigns, each in the amount of $100,000 (the "Notes"), bearing interest at the rate of 6% simple interest per annum. The Notes shall be paid in full, all principal and accrued interest, 12 months from the date of execution  of this agreement,  regardless  of  the  date  of closing of the definitive agreement. In addition to standard language, the Notes shall have the following terms and conditions:

[i]    The  Notes  may assigned and may be used  to  satisfy
debts and obligations of Superior and/or redeem shares held by shareholders of Superior, all without the consent of Megola, and thereafter any payments due on the Notes shall be paid directly to such assignee[s].
The   Notes   may   be  pledged,  sold,  hypotheticated,  or
assigned by any assignee of Superior without consent of Megola. All payments shall be made by wire transfer on the due date to accounts as specified by Superior or assignees of the Notes.

[ii] Holders of the Notes shall have the option at any time prior to the due date so long as there is no default to convert all unpaid principal and accrued interest into common shares of stock of Superior ("Superior Common Stock") at the rate of US$0.10 per share. This option may be exercised in whole or in part at any time prior to repayment of the Notes. If there is a default in the Notes, then Holders of the Notes shall have the option at any time the Notes are in default to convert all unpaid principal and accrued interest into shares of stock of Superior at the lower of (i) $0.10 per share; and (ii) the average trading price of Superior Common Stock for the twenty (20) day period immediately prior to the date of the option exercise notice from the Holders. This option may be exercised in whole or in part at any time the Notes are in default. Further, to the extent any shares are acquired under this option, the owners of these shares if the option is exercised collectively shall have a one time right to require that Superior register the shares for resale within 90 days
of  such  request  on a registration statement   filed  with
the Securities Exchange Commission ("SEC") and kept effective until all such shares are resold, all at Superior's expense.

[iii]    Payment of the Notes shall be personally guaranteed
by  all principals of  Megola, namely Mr. Joel Gardner which
guarantee   shall  be  backed  by  a security   interest  in
all of their issued and outstanding stock  of  Superior post-
Closing.

[iv] Megola will be obligated to pay the outstanding Notes before their due dates if they are successful in obtaining further funding of a minimum of $600,000 USD. If the minimum is not met, then payment due will be pro-rata to the amount of funding obtained however the balance will still be due on due date. Closing. The parties shall hold the Closing no later than 30 days after the execution of this Agreement (the "Closing Date"), at 11:00 A.M., local time, at the offices of Buyer, or at such other time and place as the parties may agree upon.

2.3       Closing.   The parties shall hold the Closing no
later than 30 days after the execution of this Agreement
(the "Closing Date"), at 11:00 A.M., local time, at the offices of Buyer, or at such other time and place as the parties may agree upon.

2.4 Name Change. Prior to the Closing, Superior may change its name to Megola, Inc. (the "Name Change"). Shareholder consent will be required under a Schedule 14C filed with the SEC and relevant provisions of Nevada law. The Schedule 14C shall be filed with the SEC as required.

2.5  Board  of  Directors.   On  Closing, Aldo  Rotondi  and
the   current directors of Megola; namely Mr. Joel Gardner,
and Mr. Todd  Clark   will   be elected   or appointed to
Superior Board of Directors. This will require the designation of additional directors and filing of a
Schedule  14F with  the  SEC  and the mailing  of  the
Schedule 14F to shareholders of Superior 10 days prior to the date the new directors can take office.

2.6 Restriction on issuance of shares under S-8 Registration Statement. Subsequent to the Closing Date of
the  definitive   Agreement  and  for  a  period of 12
months thereafter,  Superior   shall  not undertake and
Megola Inc. shall not cause Superior  to   undertake
registration of more than 10% of the issued and outstanding shares of common stock on the Closing Date on Form S-8.

2.7 Transferred Assets. All Franchise Assets of SuperiorClean set forth on Schedule C have been transferred to Micah Gautier, former officer, director and principal shareholder of Superior and no Schedule 14C filing with respect to same has been made with the SEC. Further, no 14F filing was made in connection with the related change of control

2.9 Plan of Action. Plan of action regarding roles and responsibilities, including payment of costs and expenses, after execution of this Agreement is set forth on Schedule

2.10 Pre-Closing Actions. The parties acknowledge that this
Agreement is being executed prior to the negotiation and
discussion of all matters relating to such exchangeable
share transaction and prior to the negotiation and
discussion of the schedules to this Agreement and documents
to be delivered thereto.   As well, all of the
representations and warranties may not be complete or true as of the date of signing of the Agreement. The parties agree to work together in good faith in finalizing the documentation and resolving such issues prior to Closing, which may involve an amendment to this Agreement to reflect such issues. All schedules and material documentation must be presented to the other party for review as soon as possible following execution of this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement on September ___, 2003.


SUPERIORCLEAN, INC.

                         By:
                            -------------------------
                         Name: Aldo Rotondi
                         Title:    President

MEGOLA, INC.

                         By:
                            -------------------------
                         Name:     Joel Gardner
                         Title:    Chief Executive Officer